Exhibit 10.2

INVENSENSE, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Executive Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Behrooz Abdi (“Executive”) and InvenSense, Inc. (the “Company”), effective as of October 23, 2012 (the “Effective Date”).

RECITALS

1. Executive is entering into an Employment Agreement with the Company as of the date hereof (the “Employment Agreement”). In connection with the negotiation of the Employment Agreement, Executive and the Board of Directors of the Company (the “Board”) desire to provide for the payment of certain benefits in connection with certain terminations of the Employment Agreement or in connection with a potential Change in Control (as defined herein) of the Company.

2. Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

2. Severance Benefits.

(a) Involuntary Termination other than in Connection with a Change in Control. If (i) Executive terminates his employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason (as defined herein) or (ii) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause (as defined herein) and such termination is not in Connection with a Change in Control, Executive will receive the following severance benefits from the Company, provided that Executive signs and does not revoke the release of claims as required by Section 3(a) and complies with the covenants set forth in Sections 3(b)-(d):

(i) Severance Payment. Executive will receive a severance payment equal to sixteen months of Executive’s then current annual salary as of the date of such termination paid in a single lump sum (less applicable withholding taxes).

(ii) Bonus Payment. Executive will receive a lump sum cash payment (less applicable withholding taxes) in an amount equal to Executive’s target annual bonus for the fiscal year prior to the year in which his termination occurs or, if no such prior year target annual bonus has been established, for the current fiscal year. In addition, Executive will receive the bonus earned for the prior fiscal year if not already paid.

(iii) Equity Awards. Executive shall vest in that additional portion of any Equity Awards which have commenced to vest in accordance with their terms which would have vested in Executive had Executive’s service with the Company continued for a period of an additional twelve (12) months after the date of termination (but without giving effect to any change in the trading price of the Company’s common stock following the date of termination). Vested stock options shall remain exercisable for twelve (12) months (but not beyond the expiration of the term of the option). The Equity Awards will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement.

(iii) Benefits. The Company agrees to pay a lump sum cash amount (subject to applicable withholding taxes) equal to the reasonably estimated cost for health continuation coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)for Executive and any spouse and/or dependents of the Executive at the same level of health coverage as in effect on the day immediately preceding the date of termination for eighteen (18) months following the date of his termination. Executive may use this payment for such continuation coverage or for any other purpose.

(b) Involuntary Termination in Connection with a Change in Control. If (i) Executive terminates his employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason (as defined herein) or (ii) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause (as defined herein), and such termination is in Connection with a Change in Control, Executive will receive the following severance benefits from the Company, provided that Executive signs and does not revoke the release of claims as required by Section 3(a) and complies with the covenants set forth in Sections 3(b)-(d):

(i) Severance Payment. Executive will receive a single lump sum severance payment (less applicable withholding taxes) in an amount equal to eighteen (18) months of Executive’s annual salary, determined at a rate equal to the greater of (A) Executive’s annual salary as in effect immediately prior to the Change in Control, or (B) Executive’s then current annual salary as of the date of such termination.

(ii) Bonus Payment. Executive will receive a lump sum cash payment (less applicable withholding taxes) in an amount equal to one hundred fifty percent (150%) of the weighted average of (A) Executive’s target annual bonus for the year in which his termination occurs and (B) the annual bonus paid to Executive for the year prior to the year in which his termination occurs, with such weighted average determined based on the percentage of the current year completed prior to Executive’s termination. For example, if Executive’s target bonus for the year of termination is $275,000, the actual bonus paid to Executive for the year prior to the year in which his termination occurs was $200,000, and Executive completes 20% of the current year prior to his termination, the weighted average of these bonus amounts will be $215,000 (the sum of 20% of $275,000 and 80% of $200,000) and Executive will be entitled to 150% of such amount or $322,500.

In addition, Executive will receive the bonus earned for the prior fiscal year if not already paid.

(iii) Equity Awards. One hundred percent (100%) of Executive’s then outstanding and unvested Equity Awards which have commenced to vest (or, in the case of any Equity Award the vesting of which is conditioned upon the achievement by the Company of any sustained common stock trading closing price at or above a specified level, would have commenced to vest had the stock trading closing price of the Company’s common stock for 20 consecutive trading days been equal to the price paid per share for the Company’s common stock in the Change in Control) as of the date of Executive’s termination of employment will become vested, all restrictions and repurchase rights will lapse, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. Vested stock options shall remain exercisable for twelve (12) months (but not beyond the expiration of the term of the option). The Equity Awards will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement.

(iv) Benefits. The Company agrees to pay a lump sum cash amount (subject to applicable withholding taxes) equal to the reasonably estimated cost for health continuation coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and any spouse and/or dependents of the Executive at the same level of health coverage as in effect on the day immediately preceding the date of termination for eighteen (18) months following the date of his termination. Executive may use this payment for such continuation coverage or for any other purpose.

(c) Timing of Severance Payments. Subject to Section 9 of this Agreement, the Company will pay or, as applicable, commence payment of the cash severance payments to which Executive is entitled under this Agreement in accordance with Section 3 of this Agreement.

(d) Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Equity Award agreement.

(e) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Equity Award agreement.

(f) Exclusive Remedy. The provisions of this Section 2 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment without Cause or for Good Reason other than those benefits expressly set forth in this Section 2, except as may be provided in any Equity Award agreement.

3A. Equity Benefits.

Without regard to whether Executive has a termination of employment, one hundred percent (100%) of Executive’s then outstanding and unvested Equity Awards which have commenced to vest (or, in the case of any Equity Award the vesting of which is conditioned upon the achievement by the Company of any sustained common stock trading closing price at or above a specified level, would have commenced to vest had the stock trading closing price of the Company’s common stock for 20 consecutive trading days been equal to the price paid per share for the Company’s common stock in the Change in Control) will vest immediately prior to a Change in Control in respect of any Equity Award that is not Assumed or Replaced (as such terms are currently defined in the Company’s 2011 Stock Incentive Plan) upon the Change in Control.

3. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance or other benefits pursuant to Section 2 will be subject to Executive signing and not revoking a release of claims agreement in the form attached hereto as Exhibit A, and such release becoming effective and irrevocable within sixty (60) days of Executive’s termination or such earlier deadline required by the release (such deadline, the “Release Deadline”). No severance or other benefits will be paid or provided until the release of claims agreement becomes effective and irrevocable, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release. Notwithstanding the foregoing, and subject to the release becoming effective and irrevocable by the Release Deadline, any severance payments or benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 9(a)) shall be paid on the sixtieth (60th) day following Executive’s “separation from service” within the meaning of Section 409A of the Code, or, if later, such time as required by Section 9(a). If the release does not become effective by the Release Deadline, Executive will forfeit all rights to severance payments and benefits under this Agreement. If Executive’s termination occurs within ninety (90) days prior to a Change in Control, and cash severance amounts have already become payable to Executive prior to the Change in Control under the provisions of Section 2(a) applicable to terminations that are not in Connection with a Change in Control, then Executive will be entitled to receive the severance benefits described in Section 2(b)(i)-(iii) reduced by amounts previously paid or vested pursuant to Section 2(a)(i)-(iii) and such benefits to which Executive has become entitled under Section 2(b) upon the Change in Control shall be paid to Executive on the Change in Control (or, if later, such time as required by Section 9(a)). For purposes of clarity, in no event will there be duplication of benefits under Sections 2(a) and (b).

(b) Non-Solicitation. Executive agrees that, while Executive is employed by the Company and for one (1) year thereafter, Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, solicit, divert or encourage any officers, directors, employees, agents, consultants or representatives of the Company (including any subsidiary), to terminate his, her or its relationship with the Company (including any subsidiary) or to become officers, directors, employees, agents, consultants or representatives of another business, enterprise or entity.

(c) Non-Disparagement. The parties agree that, while Executive is employed by the Company and for one (1) year thereafter, (i) Executive shall not, directly or indirectly, make any statement, whether in commercial or non-commercial speech, disparaging or criticizing in any way the Company or any of its subsidiaries or affiliates, or any products or services offered by any of these entities, and (ii) none of the Company or its Board or executives shall, directly or indirectly, make any statement, whether in commercial or non-commercial speech, disparaging or criticizing in any way Executive; provided, however, that nothing herein or elsewhere shall prevent either party from making disclosures or truthful statements required by law or by any court, arbitrator, governmental body or other person with apparent authority to require such disclosures or statements.

(d) Other Requirement. Executive’s receipt of any payments or benefits under Section 2 will be subject to Executive continuing to comply with the terms of any form of confidential information agreement.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

4. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then, at the election of Executive, Executive’s severance benefits under Section 2 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control or a “Big Four” national accounting firm selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4. Any reduction in payments and/or benefits required by this Section 4 shall occur in a manner necessary to provide Executive with the greatest economic benefit. If more than one manner of reduction of payments or benefits yields the greatest economic benefit, the payments and benefits shall be reduced pro rata. To the extent required to avoid a violation of Section 409A of the Code, in no event will the Company or Executive exercise any discretion with respect to the ordering of any reduction of payments or benefits pursuant to this Section 4.

5. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. For purposes of this Agreement, “Cause” will mean:

(i) Executive’s performance of any act or failure to perform any act in bad faith in the performance of his duties hereunder and to the detriment of the Company (or any parent, subsidiary or successor of the Company), and such act or failure to act is not remedied within thirty (30) days after written notice from the Board, which written notice shall state that failure to remedy such act or failure to act may result in termination for Cause;

(ii) Executive’s dishonesty or intentional misconduct in the performance of his duties hereunder or material breach of a material provision of any agreement with the Company (or any parent, subsidiary or successor of the Company) which, if capable being cured, is not cured within thirty (30) days after written notice from the Board, which written notice shall state that failure to cure may result in termination for Cause; or

(iii) Executive’s commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person which reflects conduct or character that the Board reasonably and in good faith determines is inconsistent with continued employment.

(b) Change in Control. For purposes of this Agreement, “Change in Control” shall mean any of the following transactions, provided, however, that the Company shall determine under parts (iii) and (iv) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; or

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

(iii) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Company common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(iv) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.

(c) Disability. For purposes of this Agreement, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(d) Equity Award. For purposes of this Agreement, “Equity Award” shall mean each then outstanding award relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, performance units or other similar awards).

(e) Good Reason. For purposes of this Agreement and any Equity Award agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i) A reduction of Executive’s authority, duties or responsibilities;

(ii) A reduction in Executive’s base compensation;

(iii) A material change in the geographic location at which Executive must perform his services; provided that in no instance will the relocation of Executive to a facility or a location of fifty (50) miles or less from Executive’s then current office location be deemed material for purposes of this Agreement;

(iv) failure of the Company to obtain the assumption of this Agreement by any successor to the Company; or

(v) any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company).

A termination of employment shall not be considered for “Good Reason” unless Executive provides written notice of the initial occurrence of one of the foregoing events to the Company within ninety (90) days thereafter, and provides the Company thirty (30) days to cure, and then terminates employment within eighteen (18) months following such initial occurrence. Executive specifically acknowledges and agrees that the definition of “Good Reason” in this Section 5(e) shall operate with respect to all rights to severance and/or accelerated vesting of any Equity Award paid upon a termination and shall supersede and replace in its entirety any other definitions of “Good Reason,” “Involuntary Termination,” or other similar terms that may exist in any other employment agreement, offer letter, severance plan or policy, Equity Award agreement or Company stock incentive plan document.

(f) In Connection with a Change in Control. A termination of Executive’s employment will be “in Connection with a Change in Control” if Executives employment terminates at any time on or within ninety (90) days before or eighteen (18) months following a Change in Control.

6. Successors.

(a) Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s Chief Financial Officer.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

8. Arbitration. The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the Judicial Arbitration and Mediation Services (“JAMS”) in Santa Clara County, California, who will be selected and appointed consistent with the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”), except that such arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with the JAMS Rules, supplemented by the California Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Company’s form of confidential information agreement.

9. Code Section 409A.

(a) Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) or other severance benefits that otherwise are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be considered due or payable until Executive has a “separation from service” within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”). Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of his separation from service (other than due to Executive’s death), then the severance benefits payable to Executive under this Agreement that are considered deferred compensation under Section 409A, if any, and any other severance payments or separation benefits that are considered deferred compensation under Section 409A, if any (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following his separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent payments of Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. If Executive dies following his separation from service but prior to the six (6) month anniversary of his date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Executive’s estate as soon as administratively practicable after the date of his death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

10. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(d) Integration. This Agreement, together with the Employment Agreement and the form of confidential information agreement and the standard forms of Equity Award agreement that describe Executive’s outstanding Equity Awards (other than as such Equity Award agreements have been revised pursuant to this Agreement), represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. With respect to Equity Awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such Equity Awards except to the extent otherwise explicitly provided in the applicable Equity Award agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement between the Executive and the Company, the terms in this Agreement will prevail.

(e) Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

INVENSENSE, INC.	BEHROOZ ABDI

/s/ Amit Shah	/s/ Behrooz Abdi
Amit Shah, Director

10/23/12	10/23/12
Date	Date

EXHIBIT A

GENERAL RELEASE

            (“you”) and InvenSense, Inc. (the “Company”) (collectively, “the parties”) have agreed to enter into this General Release (“Agreement”) on the following terms:

You acknowledge that your employment with the Company terminated effective             (the “Termination Date”). You further acknowledge that you have received your final paycheck, which includes your final salary or wages and pay for any accrued but unused vacation or personal days through your last day of employment, less withholdings. The parties acknowledge that except as provided for in this Agreement, all benefits and perquisites of employment cease as of your last day of employment.

Further, if you execute this Agreement to the satisfaction of the Company and return this Agreement to the Company within twenty-one (21) days following the Termination Date, and do not revoke the Agreement as permitted below, the Company will provide you with severance benefits under the terms of your Executive Change in Control and Severance Agreement with the Company dated as of October 23, 2012 (“ECICS Agreement”).

You understand and agree that you are not entitled to any compensation, benefits, remuneration, accruals, contributions, reimbursements, bonus, option grant, vesting, or vacation or other payments from the Company other than those expressly set forth in the ECICS Agreement, and that any and all payments and benefits you may receive under the ECICS Agreement are subject to all applicable taxes and withholdings. You further understand and agree that your eligibility for any Severance Benefits is subject to your compliance with the terms and conditions of the ECICS Agreement.

In exchange for Severance Benefits, you and your representatives completely release from, and agree to not file, cause to be filed or pursue against, the Company, its affiliated, related, parent or subsidiary companies, and its present and former directors, officers, and employees (the “Released Parties”) all claims, complaints, grievances or charges of any kind, known and unknown, which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims for compensation and bonuses, attorneys’ fees, and all claims arising from your employment with the Company or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”). By way of example and not limitation, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the federal Worker Adjustment Retraining Notification Act (“WARN Act”) under 29 U.S.C. § 2102 et seq., the California WARN Act, California Labor Code § 1400 et seq., and the California Fair Employment and Housing Act (or any comparable law in any jurisdiction). Finally, you agree that with the exception of your final wages, all other payments and benefits referenced in the ECICS Agreement are in excess of any amounts to which you otherwise are legally entitled, and that these amounts shall be offset against any state or federal WARN Act (or other) notice or pay in lieu of notice obligation, if any, that the Company may be found to have in the future.

You represent that you have not filed or initiated or caused to be filed or initiated any lawsuits, claims, complaints, administrative grievances or charges against any Released Party in any court or with any government agency.

In this paragraph, we provide you with specific information required under the ADEA. You acknowledge that you have received and reviewed any and all information required, if any, by the ADEA/Older Workers Benefit Protection Act pertaining to your termination from the Company. You agree that your release of claims in this Agreement includes a knowing and voluntary waiver of any rights you may have under the ADEA. You acknowledge that you have been given an opportunity to consider for twenty-one (21) days the terms of this Agreement, although you may sign beforehand, and that you are advised by the Company to consult with an attorney. You further understand that you can revoke your waiver of ADEA claims within seven (7) days of signing it, but that you will not be eligible for any Severance Benefits if you revoke your waiver. Revocation must be made by delivering a written notice of revocation to InvenSense, Inc., 1197 Borregas, Sunnyvale, California, Attention: Chief Financial Officer. You acknowledge and agree that for the revocation to be effective, the written notice must be received no later than the close of business (5:00 p.m. P.S.T.) on the seventh (7th) day after you sign this Agreement. This Agreement will become effective and enforceable on the eighth (8th) day following your execution of this Agreement, provided you have not exercised your right, as described herein, to revoke this Agreement. You further agree that any change to this Agreement, whether material or immaterial, will not restart the twenty-one (21) day review period.

You also agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code or any other comparable statute of any jurisdiction, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT TO THE DEBTOR.”

Notwithstanding the foregoing, the parties acknowledge and agree that you are not waiving or being required to waive any right that cannot be waived as a matter of law, including the right to file a charge with or participate in an investigation by a governmental administrative agency; provided, however, that you hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation. You further agree that, to the extent permissible by law, you will provide the Company at least five (5) days prior written notice of any such investigation. In addition, the parties acknowledge and agree that this release does not extend to (a) any rights to reimbursement or indemnification you may have pursuant to any written agreement with the Company, or any parent or subsidiary of the Company, to which you are a party, the charter, bylaws or other governing documents of the Company, or any parent or subsidiary of the Company, or under applicable law, or under directors and officers liability, errors and omissions or other insurance policies including any run-off endorsement relating thereto, or otherwise; (b) any rights or claims to contribution you may have in the event of the entry of judgment against you as a result of any act or failure to act for which both you and the Company or any parent or subsidiary of the Company (or the directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns of any of them) are jointly responsible; or (c) any vested rights under a Company-sponsored benefit plan or other accrued obligations expressly set forth in the ECICS Agreement.

You agree not to disclose any confidential or proprietary information or know-how belonging to the Company or acquired by you during your employment with the Company as described in your Proprietary Information and Invention Assignment Agreement with the Company (“PIA”). You acknowledge that the PIA that you signed upon your hire remains in effect after your employment with the Company ends.

You and the Company further agree that the sole remedy for any and all disputes arising out of or based on the validity, terms, interpretation, application, or alleged breach of this Agreement, including any of the Released Claims (“Arbitrable Claims”), shall be binding arbitration, which shall be conducted in Santa Clara County, California, before a single arbitrator, in accordance with the then applicable rules of the Judicial Arbitration and Mediation Service (“JAMS”) or by a non-JAMS process to which the parties may otherwise agree. By agreeing to arbitrate, the parties are waiving their respective rights to a jury trial with regard to any of the above-referenced claims.

Notwithstanding anything to the contrary in the ECICS Agreement, no Severance Benefits for which you may be eligible shall be paid or otherwise provided until you have had a “separation from service” within the meaning of Section 409A of the Internal Revenue Code, the final regulations or any guidance promulgated thereunder (collectively, “Section 409A”).

The provisions in this Agreement are intended to comply with the requirements of Section 409A so that none of the Severance Benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You ultimately will be responsible for any of your own taxes or similar costs or payments.

This Agreement is the entire agreement and understanding between you and the Company concerning its subject matter, replaces and supersedes any and all prior agreements and understandings between us, and may only be amended in writing signed by you and an authorized representative of the Company. It is agreed that this Agreement shall be governed by the laws of the State of California. If any provision of this Agreement or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other person, places, and circumstances shall remain in full force and effect.

Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Agreement or have been afforded every opportunity to do so; (b) that you are fully aware of the Agreement’s contents and legal effect; and (c) that you have voluntarily chosen to enter into this Agreement, without duress or coercion, economic or otherwise, and based upon your own judgment and not in reliance upon any promises made by Company other than those contained in this Agreement.

UNDERSTOOD AND AGREED:

DATE:
Behrooz Abdi

DATE:

By:
InvenSense, Inc.